EX-99.B-77I(b)

                                   IVY FUNDS

SUB-ITEM 77I(b):  Terms of new or amended securities

Ivy Balanced Fund
Ivy Bond Fund
Ivy International Balanced Fund
Ivy Mortgage Securities Fund
Ivy Real Estate Securities Fund
Ivy Small Cap Value Fund
Ivy Value Fund

Prospectus offering Class A, B, C and Y shares of Ivy Balanced Fund, Ivy Bond Fund, Ivy International Balanced Fund, Ivy Mortgage Securities Fund, Ivy Real Estate Securities Fund, Ivy Small Cap Value Fund and Ivy Value Fund, filed by EDGAR on January 28, 2004 in Post-Effective Amendment No. 129 to the Registration Statement on For N-1A (incorporated by reference herein).